                                                                     Exhibit 4.3


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                            ASSET PURCHASE AGREEMENT

                                 BY AND BETWEEN

                                 INTERLEAF, INC.

                                       AND

                             TEXCEL INTERNATIONAL AB
                              TEXCEL RESEARCH, INC.
                                       AND
                               TEXCEL (UK) LIMITED


                              DATED: APRIL 7, 1999


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ASSET PURCHASE AGREEMENT

                                                          INTERLEAF CONFIDENTIAL


                            ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement (this "Agreement") is made as of the 7th day of April 1999 by and between Interleaf, Inc., a Massachusetts corporation (the "Buyer") and Texcel International AB a Swedish company with company registration number 556540-1667 ("Texcel Sweden"), Texcel Research, Inc., a Delaware corporation and a wholly owned indirect subsidiary of Texcel Sweden ("Texcel U.S."), and Texcel (UK) Limited, a United Kingdom corporation and a wholly owned indirect subsidiary of Texcel Sweden ("Texcel UK"), (each of Texcel Sweden, Texcel UK and Texcel US are referred to severally as a "Seller", and collectively they are referred to as the "Sellers", unless otherwise specifically provided).

                                    RECITALS:

     WHEREAS, among its other businesses, the Sellers are engaged in the development, marketing, licensing and sale of certain software products as listed within SCHEDULE 1.1 (the "Products");

     WHEREAS, subject to the terms and conditions set forth in this Agreement, the Buyer wishes to acquire certain of the assets of the Sellers and is prepared to assume certain liabilities and obligations of the Sellers related to such purchased assets; and

     WHEREAS, the Sellers wish to convey such assets to the Buyer, subject to such certain liabilities.

     NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

     Unless otherwise defined herein, capitalized terms shall have the meanings given in ARTICLE 13.

ARTICLE 1. PURCHASE AND SALE OF ASSETS

1.1  PURCHASED ASSETS. Subject to the provisions of this Agreement:

     a) ASSETS PURCHASED FROM TEXCEL SWEDEN. Texcel Sweden agrees to sell, and the Buyer agrees to purchase, at the Closing, Texcel Sweden's rights, title and interest in and to certain of its assets, properties and rights, wherever located, as specified and described in SCHEDULE 1.1(A) to this Agreement.

     b) ASSETS PURCHASED FROM TEXCEL UK. Texcel UK agrees to sell, and the Buyer agrees to purchase, at the Closing, Texcel UK's rights, title and interest in and to certain of its assets, properties and rights, wherever located, as specified and described in SCHEDULE 1.1(B) to this Agreement.

     c) ASSETS PURCHASED FROM TEXCEL US. Texcel US agrees to sell, and the Buyer agrees to purchase, at the Closing, Texcel US's rights, title and interest in and to certain


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ASSET PURCHASE AGREEMENT                                                  Page 1

                                                          INTERLEAF CONFIDENTIAL


          of its assets, properties and rights, wherever located, as specified and described in SCHEDULE 1.1(C) to this Agreement.

          The assets to be purchased under (a), (b) and (c) above, and described in any part of SCHEDULE 1.1, are collectively referred to herein as the "Purchased Assets".

     d) ACCOUNTS RECEIVABLE. In consideration of the payment by Buyer of certain amounts pursuant to Section 10.3(c), all accounts receivable pertaining to product licenses delivered or other services performed on or after March 15, 1999 and through the Closing will be transferred to Buyer by each Seller free and clear of all liens, encumbrances and security interests of any kind, and all amounts collected by the Sellers from and after March 15, 1999 and through the Closing relating thereto shall immediately be paid to Buyer; provided that Buyer undertakes to deliver such product licenses and perform such services, although Buyer may choose to assume the existing contract with respect to such product licenses and services or to enter into a new contract with the customer.

          i) Accounts receivable pertaining to product licenses delivered or services performed prior to March 15, 1999 shall be retained by the Sellers.

          ii) In addition, Texcel US will assign to Buyer all accounts receivable whenever and however arising from Computer Sciences Corp. ("CSC") and CACI, and all such accounts receivable shall be deemed to be part of the Purchased Assets and shall become the property of Buyer at the Closing; provided, that Buyer agrees to assume the liability of Texcel US to Silicon Valley Bank, in a total amount not to exceed $212,858.75 plus a per diem of $185.25 from and after April 1, 1999, and such bank shall assign to Buyer or discharge all of its security interest on all Purchased Assets.

          iii) Accounts receivable for maintenance services shall be included in the Purchased Assets and Buyer shall be entitled to all amounts related thereto and collected by a Seller or any Affiliate from and after March 15, 1999, which shall immediately be paid to Buyer, provided that Buyer undertakes to continue to provide such maintenance.

          iv) All other accounts receivable for product licenses to be delivered or services to be performed from and after March 15, 1999 shall be included in the Purchased Assets and shall immediately be paid to, or retained by, Buyer. Sellers are not required to pay to Buyer amounts collected by any Seller prior to March 15, 1999 as payment for maintenance services to be rendered after March 15, 1999.

1.2 ASSUMPTION OF LIABILITIES. Upon the sale and purchase of the Purchased Assets, the Buyer shall assume, pay, perform or discharge when due those liabilities and obligations


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ASSET PURCHASE AGREEMENT                                                  Page 2

                                                          INTERLEAF CONFIDENTIAL


     (and only those liabilities and obligations) of the Sellers which are listed and described in SCHEDULE 1.2 as follows (collectively, the "Assumed Liabilities"):

     a) The obligations of the Sellers accruing from and after the Closing Date pursuant to the particular contracts which may be assumed by the Buyer as provided herein (the "Assumed Contracts"), it being agreed that (except as specifically stated in a written undertaking made by Buyer) any undisclosed obligations or liabilities pursuant to the Assumed Contracts prior to and on the Closing Date shall not be assumed by the Buyer hereunder and further that (except pursuant to such written undertaking) the Buyer shall not assume liability for, or be obligated in any respect for, any undisclosed defaults or failures of performance under any Assumed Contracts by the Sellers on or prior to the Closing Date; and

     b) Any and all costs associated with the Purchased Assets which are incurred by the Buyer from and after the Closing Date.

1.3 RETAINED LIABILITIES. Except as expressly provided in Section 1.2, the Buyer shall not assume nor become liable for any of the Sellers' obligations, liabilities (including under any employee benefit plans subject to the Employee Retirement Income Security Act of 1974), debts, contracts or other commitments of any kind whatsoever, known or unknown, fixed or contingent of any Seller or any entity related to Sellers, for all of which the Sellers shall remain obligated Without limiting the foregoing, but except for amounts that Buyer has agreed to pay pursuant to
     Section 10.3(c), Sellers specifically retain sole responsibility for all liabilities associated with or arising out of the employment of any persons or contractors by any Seller or their Affiliates, and the termination of such employees' employment by any Seller or any of their Affiliates in connection with the purchase of the Purchased Assets by the Buyer or for any other reason.

ARTICLE 2. PURCHASE PRICE AND PAYMENT.

     In consideration of the sale by each respective Seller to the Buyer of the applicable Purchased Assets, subject to the assumption by the Buyer of the Assumed Liabilities of such Seller, the Buyer agrees that it will deliver to each Seller the following (the "Purchase Price"):

2.1 CONSIDERATION PAID TO TEXCEL UK. On the Closing Date, Buyer will pay Texcel UK U.S.$15,000 by wire transfer pursuant to Texcel UK's instructions. Buyer has also agreed to assume responsibility for payment of the salary expense of certain employees of Texcel UK from and after March 15, 1999, as listed on SCHEDULE 6.18.

2.2 CONSIDERATION PAID TO TEXCEL US. On the Closing Date, Buyer will pay Texcel US U.S.$30,000 by wire transfer pursuant to Texcel US's instructions. Buyer has also agreed to assume responsibility for payment of the salary expense of certain employees of Texcel US from and after March 15, 1999, as listed on SCHEDULE 6.18.

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ASSET PURCHASE AGREEMENT                                                  Page 3

                                                          INTERLEAF CONFIDENTIAL


2.3 CASH CONSIDERATION PAID TO TEXCEL SWEDEN. On the Closing Date, Buyer will pay Texcel Sweden U.S.$155,000 by wire transfer pursuant to Texcel US's instructions.

     The cash amounts being paid to the Sellers pursuant to Sections 2.1, 2.2 and 2.3 above (not including amounts paid to their respective employees) shall be referred to collectively as the "Cash Amounts".

2.4  CONSIDERATION PAID TO TEXCEL SWEDEN. On the Closing Date:

     a) Buyer will issue in the name of Texcel Sweden 250,000 shares of Stock (the "Shares"), subject to the pledges contained in Sections 2.3(c)(ii) and 11.8 below.

     b) Buyer will issue to Texcel Sweden a warrant to purchase 200,000 shares of Stock at an exercise price of $6.00 per share, exercisable immediately, expiring 12 months from the Closing Date, and providing for "cashless" exercise, in substantially the form of EXHIBIT A (the "Warrant").

     c) Buyer will loan to Texcel Sweden an amount in U.S. Dollars up to the Fair Value of 100,000 shares of Stock on the Closing Date, with interest accruing at the annual rate of 4.58% (the "Loan"). The principal amount of such Loan, together with accrued interest, will be repaid in full not later than June 30, 1999, which date shall be postponed by that number of additional days beyond June 30, 1999 which are necessary for Texcel Sweden to sell the requisite number of shares of Stock to repay the Loan within the resale restrictions of Section 3.3.

          i) The Loan will be represented by a 4.58% Secured Term Note in substantially the form of EXHIBIT B (the "Note").

          ii) The Loan will be secured by a perfected first priority pledge of the Shares pursuant to a stock pledge agreement in substantially the form of EXHIBIT C (the "Stock Pledge Agreement"); provided, that, Buyer shall release that number of the Shares which have been sold by Texcel Sweden in compliance with Section 3.3, below, if following such sale and release, the Fair Value on the date of such sale of the Shares remaining subject to the Stock Pledge Agreement is equal to or greater than the then outstanding principal and accrued interest under the Loan after applying the net proceeds of such sale to the repayment of the Loan.

          iii) Upon maturity or earlier acceleration, the Loan shall be repaid, at Buyer's option, in cash and/or in whole or in part by the delivery and transfer to Buyer of Shares which have been pledged to Buyer, valued at Fair Value as of the date of such repayment.

2.5 FUTURE CONTINGENT CONSIDERATION PAYABLE TO TEXCEL SWEDEN. Buyer will pay Texcel Sweden an additional amount, (the "Contingent Payment"), calculated as a percentage of Buyer's Gross Revenue for the Earnout Period, as follows:

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ASSET PURCHASE AGREEMENT                                                  Page 4

                                                          INTERLEAF CONFIDENTIAL


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

                GROSS REVENUE (MILLIONS)                     PERCENTAGE PAYABLE
        Less than $4.0                                                 0
      greater than or equal to $4.0, but less than $4.5                5%
      greater than or equal to $4.5, but less than $5.0                6%
      greater than or equal to $5.0, but less than $5.5                7%
      greater than or equal to $5.5, but less than $6.0                8%
      greater than or equal to $6.0, but less than $6.5                9%
      greater than or equal to $6.5, but less than $7.0               10%
      greater than or equal to $7.0, but less than $7.5               11%
      greater than or equal to $7.5, but less than $8.0               12%
      greater than or equal to $8.0, but less than $8.5               13%
      greater than or equal to $8.5, but less than $9.0               14%
      greater than $9.0                                               15%

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     a)   Buyer will market the Products either as they currently exist or may be further developed by Buyer, or as separate modules of Buyer's overall content management solution family of products. For each sale, Gross Revenue will include Buyer's then-current local country list price for the Products or modules as the case may be, minus the Gross Revenue Average Discount (including a 100% discount where Buyer licenses the Product to a customer for no license or maintenance fee). "Gross Revenue Average Discount" means (I) the total list price for all Products and Buyer's products sold in any transaction to a particular customer minus the actual price charged to the customer,
          (II) divided by the total list price for all Products and Buyer's products sold in such transaction to the customer.

          i) To the extent that, in a customer contract, maintenance revenue is not specifically allocated to or between the Products and Buyer's Products, such maintenance revenue shall for purposes of determining Gross Revenue be allocated in accordance with Buyer's relative list prices for maintenance of the particular Products and Buyer's Products which are referred to in the customer contract.

          ii) To the extent that, in a customer contract, consulting services revenue is not allocated to or between the Products and Buyer's specifically Products, such consulting revenue shall for purposes of determining Gross Revenue be allocated in good faith by Buyer in accordance with the relative number of billable person-hours being devoted to the particular Products and Buyer's Products which are referred to in the customer contract in question.


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ASSET PURCHASE AGREEMENT                                                  Page 5

                                                          INTERLEAF CONFIDENTIAL


          b) Buyer shall make the Contingent Payment to Texcel Sweden within 120 days after the end of the Earnout Period.

          c) The Contingent Payment shall be in cash or, at Buyer's option, in shares of Stock having an aggregate Fair Value on the last day of the Earnout Period equal to the amount of the Contingent Payment. Buyer will use reasonable efforts to insure that such Stock is registered promptly following delivery (see Section 3.2).

          d) Buyer shall use commercially reasonable efforts to market and license the Products during the Earnout Period. Buyer makes no guaranty and provides no assurances as to the results of its efforts, or as to the amount of the Contingent Payment, if any, which will be made at the end of the Earnout Period under this
               Section 2.5.

          e) At the time Buyer makes the Contingent Payment under this Section 2.4, it will deliver to Texcel Sweden a report setting forth in reasonable detail its calculation of Gross Revenue and the calculation of the Contingent Payment. Texcel Sweden may audit Buyer's business records directly related to the determination of Gross Revenue (including the allocation of revenue between the parties' products); provided, that such audit must be commenced within 30 days from Texcel Sweden's receipt of such report, using independent auditors of Texcel Sweden's choice, at Texcel Sweden's expense, upon not less that 5 days notice to Buyer, in the presence of Buyer's employees and without undue disruption of Buyer's operations. The auditors and Texcel Sweden must execute a non-disclosure agreement in such form reasonably acceptable to Buyer, covering without limitation, the information reviewed during the audit. In the event that the audit reveals underpayment by more than 10% of the amount paid, Buyer will bear Texcel Sweden's reasonable audit costs. If Buyer disagrees with the Texcel Sweden's auditors' determination of Gross Revenue and the disagreement is not resolved by Buyer and Texcel Sweden within 15 days following Buyer's notice of such disagreement to Texcel Sweden, either party may submit the disagreement to binding arbitration in Boston, Massachusetts according to the rules of the American Arbitration Association.

2.6 ALLOCATION OF THE PURCHASE PRICE The Purchase Price to be paid by the Buyer under this Article 2, plus all obligations of the Sellers assumed or discharged by Buyer with respect to periods prior to the Closing Date, shall be allocated among the Purchased Assets in the manner set forth in
     SCHEDULE 2.6 hereto. The parties hereto acknowledge and agree that such allocation reflects the respective fair market values of the Purchased Assets and that they will not take a position inconsistent with such allocation for U.S. or foreign federal, state, provincial or local tax purposes.

ARTICLE 3. REGISTRATION AND RESALE RESTRICTIONS.

3.1 REGISTRATION OF SHARES. Buyer will use reasonable efforts to register the Shares, and the shares of Stock issuable upon exercise of the Warrant, under the Securities Act at Buyer's


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ASSET PURCHASE AGREEMENT                                                  Page 6

                                                          INTERLEAF CONFIDENTIAL


     cost for resale by Texcel Sweden pursuant to a registration statement on Form S-3 (or similar successor form) which is filed with the SEC within 45 days from the Closing.

3.2 REGISTRATION OF ADDITIONAL STOCK. Buyer will use reasonable efforts to register under the Securities Act any shares of Stock issued to Texcel Sweden as the Contingent Payment under Section 2.4 above at Buyer's cost for resale by Texcel Sweden pursuant to a registration statement on Form S-3 (or similar successor form) which is filed with the SEC promptly following the date that the parties agree on the amount of the Contingent Payment, such registration statement to become effective immediately following delivery of such shares of Stock to Texcel Sweden; provided, that if Buyer is not eligible to register such shares of Stock on a Form S-3 registration statement or any similar successor form then the Buyer's deadline for filing the S-3 shall be extended until the earlier to occur of
     (i) 90 days following the restoration of Buyer's eligibility under the Securities Act to use Form S-3, and (ii) the effective date of a registration statement for a primary offering of Buyer's Stock in which such Contingent Payment shares of Stock may lawfully be included.

3.3 RESTRICTIONS ON RESALE. Texcel Sweden and its Affiliates will not resell any Shares or other shares of Stock issued to Texcel Sweden hereunder or under the Warrant or otherwise, without compliance with the following conditions:

     a)   All sales shall be effected through a registered broker/dealer;

     b) Texcel Sweden and its Affiliates shall not, without Buyer's written consent:

          i) offer to sell during any given week shares of Stock constituting more than 50% of the Average Daily Volume (measured on the first trading day of such week); or

          ii) offer to sell on any given trading day shares of Stock constituting more than the lesser of (x) 10% of all shares of Stock delivered under this Agreement, and (y) 25% of the Average Daily Volume; and

     c) Texcel Sweden and its Affiliates shall not, either directly or indirectly, or acting through any of their respective Affiliates, employees or agents, or any person acting on their behalf, engage in any short sales, swaps, purchasing of puts, or other hedging activities that involve the direct or indirect use of Stock or securities derivative of Stock for any reason.


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ASSET PURCHASE AGREEMENT                                                  Page 7

                                                          INTERLEAF CONFIDENTIAL


ARTICLE 4. SCANDINAVIA JOINT VENTURE.

     Within 30 days after the Closing Date, Texcel Sweden and the Buyer will create a new company upon mutually agreeable terms and conditions (which are to be negotiated in good faith) with offices in Sweden (the "New Company"), in which Buyer or its designated Affiliate will own 25% of the equity and Texcel Sweden or its designated Affiliate will own 75% of the equity. Provided, that prior to the formation of the New Company, Interleaf may elect at its sole option to own less than 20% of its equity, with Texcel Sweden owning the balance. The equity owners of New Company will negotiate in good faith to enter into mutually acceptable agreements providing for the following:

4.1 CAPITAL REQUIREMENTS AND GOVERNANCE. The Sellers will satisfy any capital requirements (including the funding of any losses) of the New Company, and Buyer's contribution will be the transfer and assignment to New Company of Buyer's ongoing business relationships with certain customers within Sweden, Norway, Finland and Denmark ("Scandinavia").

4.2 DISTRIBUTION AGREEMENTS. Buyer will appoint New Company as Buyer's exclusive distributor of the Products and the Buyer's content management family of products (I7 and BladeRunner) within Scandinavia; provided, that Buyer shall use reasonable efforts within such period of time as necessary prior to such appointment of New Company either to terminate its existing distributors in Scandinavia, or convert such distributors into sub-distributors for the New Company upon such terms and conditions as Buyer in its sole discretion shall determine.

     a) Each distribution agreement between Buyer and New Company relating to the Products and Buyer's content management family of products will be for a term of two years and renewable for additional one year terms under the conditions of Buyer's then standard Reseller Agreement (excluding any provisions for termination for convenience or otherwise by Buyer without cause).

     b) Buyer may exclude the following existing major accounts from each distribution agreement: Saab, Ericsson and Bofors. Provided, the New Company will be authorized to sell Products and associated services to these customers under rules of engagement and for fees to be contained in the distribution agreement, but no royalties will be paid on revenues generated with respect to existing products of Buyer and associated services as a result of Buyer's existing business relationships with these customers.

     c) Royalties for all product sales under such distribution agreements will be 50% of Buyer's then-current local country list price, and royalties for maintenance services will be 60% of such list price. All other terms and conditions relating to the payment of royalties shall be the same as those contained in the Buyer's then standard reseller agreement.

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ASSET PURCHASE AGREEMENT                                                  Page 8

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                                                          INTERLEAF CONFIDENTIAL



4.3  SELLER'S PUT OPTION.

     a) In the event that gross revenue recognized by New Company from its IM/I7/BladeRunner business for the first 12 months following the appointment of New Company as Buyer's exclusive distributor exceeds U.S. $3.0 million and New Company has earnings before interest and taxes (as determined in accordance with US GAAP, "EBIT") equal to at least 10% of such gross revenues for such 12 month period, then, at Texcel Sweden's option (the "First Put Option"), Buyer shall purchase Texcel Sweden's total equity interest in New Company for a purchase price equal to 75% of 60% of such gross revenues (the "First Put Option Exercise Price"), payable at Buyer's option either in cash or in shares of Stock having a Fair Value on the last day of the 12 month period equal to the First Put Option Exercise Price.

     b) In the event that Texcel Sweden does not exercise the First Put Option or if the criteria for triggering the First Put Option are not satisfied under the preceding paragraph (a), and if gross revenue recognized by New Company for the 13th through 24th months following the appointment of New Company as Buyer's exclusive distributor exceeds U.S. $4.0 million and New Company has EBIT equal to at least 12.5% of such gross revenues for such 12 month period then at Texcel Sweden's option, Buyer shall purchase Texcel Sweden's total equity interest in New Company for a purchase price (the "Second Put Option Exercise Price") equal to 75% of 60% of such gross revenues, payable at Buyer's option either in cash or in shares of Stock having a Fair Value on the last day of such 24th month period equal to the Second Put Option Exercise Price.

     c) New Company will notify Texcel Sweden and the Buyer within 30 days from the end of the 12 and 24 month periods described in (a) and (b) above as to whether Texcel Sweden is entitled to exercise its option at that time. Texcel Sweden will have 10 days from such notice within which to notify the Buyer of its intent to exercise such option, and the parties will use reasonable efforts to close the transaction within 45 days from Texcel Sweden's notice. Buyer will use reasonable efforts to register for resale under the Securities Act the shares of Stock to be delivered by Buyer to Texcel Sweden under this Section 4.3 at Buyer's cost pursuant to a registration statement on Form S-3 which is filed with the SEC promptly following the date that the parties agree on the number of shares to be issued, such registration statement to become effective immediately following delivery of such shares of Stock to Texcel Sweden.

ARTICLE 5. THE CLOSING.

5.1 TIME AND PLACE OF CLOSING. The Closing shall be held at the offices of Brown, Rudnick, Freed & Gesmer at One Financial Center, Boston, Massachusetts, at 10:00 a.m. on April 7, 1999; provided that either party may by written notice extend the Closing Date to a date not later than April 15, 1999 if such party is not able to close on April 7, 1999


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ASSET PURCHASE AGREEMENT                                                  Page 9

                                                          INTERLEAF CONFIDENTIAL


     despite its good faith efforts to do so. The date on which the Closing is held shall be referred to herein as the "Closing Date".

5.2 DELIVERY OF DOCUMENTS OF TITLE. At the Closing, the Sellers shall deliver or cause to be delivered to the Buyer, against payment of the Cash Amounts, instruments of transfer which are good and sufficient to transfer to the Buyer the Purchased Assets free and clear of al liens and encumbrances, and an instrument of assumption representing the assumption of the Assumed Liabilities. Such instruments of transfer (i) shall be in the form and will contain the warranties, covenants and other provisions (not inconsistent with the provisions hereof) which are usual and customary for transferring the type of property involved under the laws of the jurisdictions applicable to such transfers, (ii) shall be in form and substance reasonably satisfactory to counsel for the Buyer, (iii) shall effectively vest in the Buyer good and marketable title to all the Purchased Assets, free and clear of all security interests, mortgages, pledges, liens, and encumbrances of any kind whatsoever, and (iv) shall effectively cause the Buyer to assume the Assumed Liabilities.

5.3 DELIVERY OF RECORDS AND CONTRACTS At the Closing, the Sellers also shall deliver or cause to be delivered to the Buyer, against payment of the Cash Amount and the assumption of the Assumed Liabilities, all of the Assumed Contracts, with such assignments thereof and consents to assignments as are necessary to assure the Buyer of the full benefit of the same. The Sellers shall also make available to the Buyer at the Closing all of the Sellers' business records, books and other data relating to the Purchased Assets (except corporate records and books of account of the Sellers), and the Sellers shall take all requisite steps to put the Buyer in actual possession and operating control of the Purchased Assets. After the Closing, the Sellers shall afford to the Buyer and its accountants and attorneys reasonable access during Sellers' business hours to the books and records of each Seller to the extent required by Buyer to comply with its obligations under applicable securities, tax, environmental, employment or other laws and regulations, and for other proper purposes.

     Texcel US shall deliver such consent(s) and assignments, including without limitation, a lease assignment, and other documents as are necessary and appropriate to grant Buyer the right to enter and use Texcel US's office at 3508 Far West Boulevard, Austin, Texas under the terms of the Sublease Agreement between Texcel Ventures, Inc. and Kevin Yul Wright & Associates, P.C. dated March 1996 (the "Austin Lease") for the term remaining under such sublease.

5.4  FURTHER ASSURANCES.

     a) From time to time after the Closing at the request of the Buyer and without further consideration, the Sellers shall execute and deliver further instruments of transfer and assignment (in addition to those delivered under Sections 5.2 and 5.3 hereof) and shall take such other action as the Buyer may reasonably require to effectively transfer and assign to, and vest in, the Buyer each of the Purchased Assets,

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ASSET PURCHASE AGREEMENT                                                 Page 10

                                                          INTERLEAF CONFIDENTIAL



          including those specific contracts of the Sellers that the Buyer designates as Assumed Contracts. To the extent that the assignment of any Assumed Contract shall require the consent of other parties thereto, this Agreement shall not constitute an assignment thereof; however, the Sellers shall use their best efforts before and after the Closing to obtain any necessary consents or waivers to assure the Buyer of the benefits of such contracts, commitments or rights, as and to the extent specifically desired by the Buyer. If such consent is not obtained, the Sellers agree to cooperate with Buyer in any reasonable arrangement designed to provide for the Buyer the benefits thereunder, including, but not limited to, having (a) the Buyer act as agent for the Seller(s) and (b) the Sellers enforce for the benefit of the Buyer any and all rights of the Sellers against the other party thereto arising out of the cancellation by such other party or otherwise.

     b) From time to time after the Closing at the request of the Sellers and without further consideration, the Buyer shall execute and deliver such further documents and shall take such other action as the Sellers may reasonably require in order to confirm assumption by the Buyer of the Assumed Liabilities.

ARTICLE 6. REPRESENTATIONS AND WARRANTIES OF THE SELLER

     The following representations and warranties are made severally by each of the Sellers. Each Seller hereby represents and warrants to the Buyer as to itself follows:

6.1 ORGANIZATION AND QUALIFICATION OF THE SELLER. The Seller is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, with full power and authority to own those Purchased Assets owned by it and to license or lease those Purchased Assets licensed or leased by it, to conduct its business in the manner and in the places where such properties are owned or such business is conducted by it and to consummate the transactions contemplated by this Agreement. The copies of the Seller's Certificate of Incorporation or equivalent organizational documents as amended to date ("Charter"), and of the Seller's bylaws or equivalent documents as amended to date ("Bylaws"), and previously delivered to Buyer's counsel, are complete, correct and in effect as of the date hereof. The Seller is duly qualified to do business as a foreign corporation in every jurisdiction where the failure to be so qualified would have a material adverse effect upon the business of the Seller.

6.2  OMITTED.

6.3  SUBSIDIARIES

     a) Texcel Sweden directly or indirectly owns 100% of the issued and outstanding capital stock of each of Texcel UK and Texcel US(hereinafter referred to as the "Subsidiaries" or individually as a "Subsidiary" of Texcel Sweden). Texcel Sweden has good and marketable title to the shares of each of the Subsidiaries which it owns, free of any adverse claim, lien or restriction, and there are no

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                                                          INTERLEAF CONFIDENTIAL


          outstanding options, warrants or agreements granted by Texcel Sweden or the Subsidiaries of any kind for the issuance or sale of, or outstanding shares of securities convertible into, any additional shares of stock of any of the Subsidiaries.

     b) Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation, with full power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted. The copies of the Charter and By-laws of each Subsidiary as amended to date, certified by the Secretary of State of the state of incorporation of such Subsidiary or its Secretary (or the equivalent) and previously delivered to Buyer's counsel are complete and correct. Each of the Subsidiaries is duly qualified to do business as a foreign corporation in every jurisdiction where the failure to be so qualified would have a material adverse effect upon the business of that Subsidiary.

     c) None of the Sellers owns any securities issued by any other business organization or governmental authority, except U.S. Government securities. None of the Sellers is a partner or participant in any joint venture or partnership of any kind.

6.4 AUTHORIZATION OF TRANSACTION. The Board of Directors of Texcel Sweden have voted in favor of this Agreement and the transactions contemplated herein. On or before April 20, 1999, Texcel Sweden will hold a general meeting of shareholders to consider approval of this Agreement and the transactions contemplated herein. Under Texcel Sweden's Charter, the affirmative vote of shareholders holding at least two-thirds of the votes entitled to be cast at such meeting are necessary and sufficient to authorize this Agreement and the transactions contemplated herein. Texcel Sweden has delivered to the Buyer Powers of Attorney under which the holders of more that two-thirds of the votes entitled to be cast at such meeting have authorized and instructed their attorney-in-fact to vote such shares in favor of this Agreement and the transactions contemplated herein. Except as stated in the previous four sentences, all necessary action, corporate or otherwise, has been taken by each Seller to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and this Agreement and each other agreement and document executed and delivered by the Seller in connection herewith are the valid and binding obligations of the Seller, enforceable in accordance with their terms.

6.5 COMPLIANCE WITH OBLIGATIONS AND LAW. Neither the Seller nor any Subsidiary is in violation of its Charter or By-laws as of the date hereof. To the knowledge of the Seller, and except for violations due to the nonpayment of wages or other compensation to its employees, it is not in violation of any law, regulation, administrative order, arbitration award or judicial order or similar restriction applicable to the Seller or the Purchased Assets.

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6.6  NO CONFLICT OF TRANSACTION WITH OBLIGATIONS AND LAWS. Neither the
     execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated hereby, will: (i) constitute a breach or violation of the Charter or Bylaws of the Seller; (ii) conflict with or constitute (with or without the passage of time or giving of notice) a default under, or a breach of, any contract, instrument or obligation relating to the Purchased Assets to which the Seller is a party or by which the Seller or the Purchased Assets are bound or give any person the right to accelerate any material indebtedness or terminate any material right (except for such consents to assignment as may be required under the Assumed Contracts); or (iii) to the knowledge of the Seller, result in a violation of any law, regulation, administrative order or judicial order applicable to the Seller or the Purchased Assets. The execution, delivery and performance of this Agreement and the transactions contemplated hereby by the Seller do not require the consent, waiver, approval, authorization, exemption of, or giving of notice to, any governmental authority.

6.7 FINANCIAL STATEMENTS Attached as SCHEDULE 6.7 are certain financial statements of the Sellers, together with all related compilation, review or audit reports issued by the Sellers' independent certified public accountants with respect thereto, all of which are complete and correct and present fairly (subject to the limitations stated therein) the assets, liabilities, and financial position of the Sellers on the dates thereof, and the results of operations and changes in the financial condition of the Sellers for the periods covered thereby, and such financial statements have been prepared in accordance the accounting principals indicated on SCHEDULE
     6.7 consistently applied throughout the periods involved and prior periods.

     The balance sheet of the Seller dated December 31, 1998 is referred to herein as the "Base Balance Sheet".

6.8  PAYMENT OF TAXES Except as set forth on SCHEDULE 6.8:

     a) The Seller has duly and timely filed all Tax Returns with respect to all Taxes (or obtained lawful extensions of time required to file). All of the Tax Returns are complete and correct in all respects. The Tax Returns filed in any jurisdiction by the Seller for the most recent five (5) fiscal years are listed on SCHEDULE 6.8 and have been delivered to the Buyer. All Taxes shown to be due on such Tax Returns have been paid or are being contested in good faith by the Seller and such contest is being diligently pursued, all of which contested Taxes are listed on SCHEDULE 6.8. With respect to all other Taxes for which no return is required or which have not yet accrued or otherwise become due, no lien has or will arise with respect to the Purchased Assets. Except for withholdings with respect to unpaid wages, all Taxes and other assessments and levies which the Seller is required to withhold or collect have been withheld or collected and paid over or will be paid over to proper governmental authorities as required. All transfer, excise and other Taxes payable by Seller to any jurisdiction by reason of the sale of the Purchased Assets and issuance of the Stock and Warrant to the Seller

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                                                          INTERLEAF CONFIDENTIAL


          pursuant to this Agreement shall be paid or provided for by Seller to the reasonable satisfaction of the Buyer after the Closing out of the consideration payable by Buyer hereunder.

     b) The Tax Returns of Texcel US have been examined by the United States Internal Revenue Service only for calendar year 1994. They have never been examined by any States of the United States. The Seller is not aware of any intention on the part of any Governmental Authority to examine any of the Tax Returns. No deficiencies have been asserted or assessments made against the Seller, nor is the United States Internal Revenue Service nor any other Governmental Authority now asserting or, to the knowledge of the Seller, threatening to assert against the Seller any deficiency or claim for additional Taxes or interest thereon or penalties in connection therewith.

     c)   The Seller has not filed a consent under Section 341(f) of the Code.

6.9 PRIORITY CLAIMS All consideration received by the Seller pursuant to the transactions contemplated by this Agreement will be applied first towards the payment of costs and expenses of closing, second towards secured claims, third towards Priority Claims, and fourth with any remaining proceeds being distributed among other creditors in a fair and equitable manner.

6.10 ABSENCE OF UNDISCLOSED LIABILITIES There are no liabilities of any nature with respect to the Purchased Assets, whether accrued, absolute, contingent or otherwise (including without limitation liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for Taxes due or then accrued or to become due), except as set forth on SCHEDULE
     6.10. Except as disclosed on SCHEDULE 6.14, neither the Seller, any of its Affiliates, nor any other party to any contract, agreement or license identified on SCHEDULE 6.14, has breached any obligation under any contract, agreement or license identified on SCHEDULE 6.14. There is no fact which materially adversely affects, or may in the future (so far as can now be reasonably foreseen) materially adversely affect the Purchased Assets which has not been specifically disclosed herein or in a schedule furnished herewith.

6.11 ABSENCE OF CERTAIN CHANGES. Since the date of the Base Balance Sheet, there has not been:

     a) any obligation or liability incurred by the Seller or any Subsidiary to any of its officers, directors or stockholders for any loans or advances made by the Seller or any Subsidiary to any of their officers, directors or stockholders; or

     b) any distributions or payments by the Seller or any Subsidiary to any of its officers, directors or stockholders other than payment of compensation in the ordinary course of business.

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6.12 TITLE TO PROPERTIES; LIENS; SUFFICIENCY OF PURCHASED ASSET

     a) Set forth on SCHEDULE 1.1 or SCHEDULE 6.12 hereto is a listing of all leases under which the Seller leases, or has factored, borrowed against or otherwise granted a security interest in, any of the Purchase Assets.

     b) The Seller has good and marketable title to all of the tangible assets included in the Purchased Assets, including the machinery, equipment and other personal property described on SCHEDULE 1.1, and all of the leases or other instruments described in SCHEDULE 1.1 which are included among the Purchased Assets are valid and subsisting and fully assignable by the Seller.

     c) Except as stated on SCHEDULE 1.1 or SCHEDULE 6.12, none of the Purchased Assets is subject to any security interest, mortgage, pledge, lien (other than for taxes not yet due and payable), conditional sale agreement or encumbrance.

6.13 INTELLECTUAL PROPERTY RIGHTS.

     a) The Seller owns or has the right to use, free and clear of any attachments, liens or encumbrances, all Intellectual Property necessary to or regularly used in the development, marketing, support or distribution of the Products as presently conducted by the Sellers. All material rights of ownership of, and material licenses to use, Intellectual Property are listed on SCHEDULE 6.13, and all royalty obligations for use of such Intellectual Property are reflected in the license agreements listed on SCHEDULE 6.13, copies of which have been provided to the Buyer.

     b) The Seller does not have any Statutory Intellectual Property rights other than the trademark registrations set forth on SCHEDULE 6.13 and all of the trademark registrations so listed:

          i) have been duly registered, filed in, or issued by, the United States Patent and Trademark Office or the corresponding offices of other countries identified on said schedule; and to the extent registered, have been properly maintained and renewed in accordance with all applicable laws and regulations in the United States and such foreign countries;

          ii) are owned exclusively by the Seller, free and clear of any licenses, sublicenses, liens or encumbrances such that no other person has any right or interest in or license to use or right to license others to use any of the Statutory Intellectual Property except as set forth on SCHEDULE 6.13;

          iii) are freely transferable (except as otherwise required by law);
               and

          iv) are not subject to any outstanding order, decree, judgment or stipulation.

     c) All works of authorship, copyrightable or not, were developed and authored as original works of authorship either by full-time employees of the Seller within the

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                                                          INTERLEAF CONFIDENTIAL


          normal scope of their duties as works for hire, or by third persons as works for hire under an express written agreement so stating or under a written agreement expressly transferring and assigning all rights to the Seller.

     d) Except as described on SCHEDULE 6.13, all material licenses and other agreements pursuant to which any item of Intellectual Property is licensed to the Seller or is licensed by the Seller are valid, binding and enforceable, and, subject to any third party consents as set forth on SCHEDULE 6.13, will continue as such notwithstanding consummation of the transactions contemplated hereby. Except as described on
          SCHEDULE 6.13, There does not exist under any such license or agreement a default or an event or condition which, after notice or lapse of time or both, would constitute a default by the Seller or, a default by another party thereto.

     e) No proceedings to which the Seller is a party are pending which (i) challenge the rights of the Seller in respect of the Intellectual Property required to be listed on SCHEDULE 6.13, or (ii) charge the Seller with infringement of any other person's rights in Intellectual Property and, to the knowledge of the Seller, no such proceeding to which the Seller is not a party has been filed, nor are any such proceedings pending or threatened to be filed. Sellers will provide the Buyer with a complete copy of all pleadings, correspondence, notes and other material in its possession concerning any such proceedings pending or threatened, as noted on SCHEDULE 6.13.

     f) Except as described on SCHEDULE 6.13, the Seller is not infringing upon any Statutory Intellectual Property rights of any other person and none of the rights in Statutory Intellectual Property listed on
          SCHEDULE 6.13 is being infringed by any other person. The Seller is not using or in any way making use of any Trade Secrets of any third party, including without limitation a former employer of any present or past employee of the Seller, and to the knowledge of the Seller, no other person is using any Trade Secret of the Seller without authorization.

     g) No director, officer or employee of the Seller owns, directly or indirectly, in whole or in part, any Intellectual Property right which the Seller has used, is presently using, or the use of which is reasonably necessary to its business as now conducted or contemplated to be conducted.

     h) With respect to the Products, except as set forth in SCHEDULE 6.13, Seller and each Subsidiary has: (i) affixed in a timely manner appropriate copyright notices complying with the Copyright Act of 1976, as amended, and the rules and regulations of the United States Copyright Office to all copies of such Computer Software, in object code form or any other form distributed to the public; (ii) distributed such Products only pursuant to written agreements limiting the use, reproduction, distribution and disclosure thereof, and requiring the licensees to preserve the confidentiality thereof to an extent adequate to protect Seller's rights


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                                                          INTERLEAF CONFIDENTIAL



          therein; and (iii) disclosed or made available the source code or systems documentation thereof only to employees or consultants of Seller who required such disclosure or access for the business purposes of Seller.

6.14 MATERIAL CONTRACTS. SCHEDULE 6.14 contains a complete and accurate list and description of all currently effective contracts, licenses, distribution agreements and other agreements, documents and instruments to which the Seller, its Subsidiaries or any of its Affiliates are a party or by which any of them is bound and which are related to the development, marketing, support or distribution of the Products. Except for contracts, licenses and agreements described on SCHEDULE 6.14 hereto, the Seller is not a party to or subject to:

     a) any contract or agreement pertaining to the Purchased Assets for the purchase of any commodity, material, equipment or asset, except purchase orders in the ordinary course for less than $10,000 each;

     b) any other contracts or agreements creating any obligations of the Seller with respect to the Purchased Assets after the December 31, 1998 of $10,000 or more, other than sales, licenses and purchase commitments in the ordinary course of business;

     c) any contract, license or agreement creating obligations with respect to the Purchased Assets in excess of $10,000 which by its terms is not terminable without penalty by the Seller upon thirty (30) days' notice;

     d) any contract or agreement for the sale or lease of the Purchased Assets not made in the ordinary course;

     e) any contract or agreement containing covenants limiting the freedom of the Seller to operate the Purchased Assets in competition with any line of business or with any person or entity;

     f) any contract or agreement between Seller and any of its Affiliates, or between any Affiliate and any other Affiliate, under which any lien, claim or encumbrance (including any royalty, transfer pricing or payment obligation) could arise with respect or attach to any of the Purchased Assets;

     g) any other contract, license or agreement which individually or on the aggregate is material to the Purchased Assets;

     h) any contract with any sales agent or distributor of products within the Purchased Assets; or

     i)   any license or franchise agreement relating to the Purchased Assets.

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                                                          INTERLEAF CONFIDENTIAL



     The Seller has delivered, or will deliver on or before the Closing Date, to Buyer accurate and complete copies of each contract, license or agreement set forth on SCHEDULE 6.14, in each case with all modifications, amendments and related correspondence.

6.15 LITIGATION. Except as disclosed on SCHEDULE 6.15, there is no suit, claim, action, proceeding or governmental investigation pending against the Seller, before any court or any governmental agencies or regulatory authorities or which seeks to enjoin or otherwise hinder or prevent the consummation of the transactions contemplated by this Agreement and the Seller is not subject to any order, injunction or decree relating to or affecting the Purchased Assets.

6.16 PRODUCT WARRANTY CLAIMS Since January 1, 1996: (i) there have been no claims asserting breach of contract, breach of express or implied product or service warranty, tortious interference with contractual relations, breach of non-competition or non-solicitation covenants, or other material claims made, asserted or threatened by customers, vendors, competitors, suppliers or employees of the Seller or any of its affiliates relating to the Purchased Assets for an amount in excess of $5,000 with respect to any single claim or for amounts in excess of $25,000 with respect to all claims made in any fiscal year; and (ii) there are no such claims outstanding or currently being threatened. Seller does not know of any facts which exist which could give rise to any such claims.

6.17 PRODUCT LIABILITY CLAIMS No product liability or other tort claims have been made or, to threatened in writing against the Seller, relating to products sold or services performed with respect to the Purchased Assets in the past three (3) years. The Seller has delivered to the Buyer copies of all the product liability and errors and omissions insurance policies relating to the Purchased Assets for the last three (3) years. To the knowledge of the Seller, there are no facts which exist which could give rise to any such claims.

6.18 EMPLOYEES

     a) To Seller's knowledge, SCHEDULE 6.18 sets forth the list of Seller's employees or sub-contractors that Buyer wishes to hire. SCHEDULE 6.18 accurately and completely states the salaries, bonus, accrued vacation and employee benefits and policies for such individuals. There are no grievances or claims by any of the persons on SCHEDULE 6.18 pending with respect to their employment by the Seller, including, but not limited to, sexual harassment and discrimination claims and claims arising under workers' compensation laws. Complete and accurate copies of all agreements with such employees and subcontractors have been delivered to Buyer.

     b) None of the employees of the Seller or any Subsidiary is covered by any collective bargaining agreement with any trade or labor union, employees' association or similar association. Each of the Seller and the Subsidiaries has complied in all material respects with applicable laws, rules and regulations relating to the employment of labor, except for those pertaining to the full and

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                                                          INTERLEAF CONFIDENTIAL


          timely payment of wages and the reimbursement of expenses. There are no representation elections or other labor troubles pending, or to the knowledge of the Seller, overtly threatened, with respect to the employees of the Seller or any Subsidiary.

6.19 OMITTED.


6.20 ABSENCE OF SENSITIVE PAYMENTS To the knowledge of the Seller, none of the Seller's directors, officers, agents, stockholders or employees or any other person associated with or acting on behalf of the Seller:

     a) made or agreed to make any solicitations, contributions, payments or gifts of funds or property to any governmental official, employee or agent where either the payment or the purpose of such solicitation, contribution, payment or gift was or is illegal under the laws of the United States, any state thereof, or any other jurisdiction (foreign or domestic) or prohibited by the policy of the Seller or of any of its suppliers or customers;

     b) established or maintained any unrecorded fund or asset for any purpose, or has made any false or artificial entries on any of its books or records for any reason; or

     c) made or agreed to make any contribution or expenditure, or reimbursed any political gift or contribution or expenditure made by any other person to candidates for public office, whether federal, state or local (foreign or domestic) where such contributions were or would be a violation of applicable Law.

6.21 FINDER'S FEE. Neither the Seller, nor any Subsidiary has incurred or become liable for any broker's commission or finder's fee relating to or in connection with a transaction contemplated by this Agreement.

6.22 YEAR 2000

     a) The Products are designed to be used prior to, during, and after calendar year 2000 and the Products will operate during each such time period without error relating to date data, specifically including any error relating to, or the conduct of, date data which represents or references different centuries or more than one century. Without limiting the generality of the foregoing, (i) the Products will not abnormally terminate or provide invalid or incorrect results as a result of date data, and (ii) the Products have been designed to ensure year 2000 compatibility, including date data, century recognition, calculations which accommodate same century and multi-century formulas and date values, and date data interface values that reflect the correct century.

     b) The Products include "Year 2000 Capabilities." For purposes of this Agreement, "Year 2000 Capabilities" means the Products (i) will manage and manipulate data

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                                                          INTERLEAF CONFIDENTIAL


          involving dates, including single century formulas and multi-century formulas, and will not cause an abnormally ending scenario within the application or generate incorrect values or invalid results involving such dates, (ii) provide that all date-related users interface functionalities and data fields include the indication of century, and
          (iii) provide that all date-related data interface functionalities include the indication of century.

     c) Seller is not responsible for, and will not be deemed in breach of the foregoing warranties by reason of, the failure of any computer software, computer platforms or operating systems not created by Seller to comply with this Section 6.22. Seller has, however, made reasonably inquiry of such third parties as to the Year 2000 Capabilities of their respective products.

6.23 DISCLOSURE OF MATERIAL INFORMATION Neither this Agreement, the financial statements (including the footnotes thereto), any Schedule, any exhibit, document or certificate delivered by or on behalf of Seller or its Affiliates pursuant hereto contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements herein or therein not misleading in light of circumstances under which made. There is no fact which materially adversely affects the Purchased Assets which has not been set forth herein.

6.24 NO INSOLVENCY PROCEEDINGS. The Seller is not a debtor in any case under the Bankruptcy Code, or subject to any other insolvency proceeding under the laws of any applicable jurisdiction, and the transfer of the Purchased Assets to Buyer is not subject to avoidance, recovery or disgorgement under the laws of any applicable jurisdiction, whether in connection with any future insolvency proceeding involving Seller, or any of its Subsidiaries, or otherwise.

ARTICLE 7. REPRESENTATIONS AND WARRANTIES OF THE BUYER

     The Buyer hereby represents and warrants to the Seller as follows:

7.1 ORGANIZATION OF THE BUYER The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it and to consummate the transactions contemplated by this Agreement.

7.2 AUTHORIZATION OF TRANSACTION All necessary action, corporate or otherwise, has been taken by the Buyer to authorize the execution, delivery and performance of this Agreement and the transactions contemplated hereby, and this Agreement has been duly executed and delivered by the Buyer and is the valid and binding obligation of the Buyer, enforceable in accordance with its terms, subject to laws of general application affecting creditors' rights generally.

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7.3  NO CONFLICT OF TRANSACTION WITH OBLIGATIONS AND LAWS Neither the execution, delivery and performance of this Agreement, nor the consummation of the transactions contemplated hereby, will: (i) constitute a breach or violation of the Buyer's Articles of Organization or Bylaws; (ii) conflict with or constitute (with or without the passage of time or the giving of notice) a default under, or a breach of, any material agreement, instrument or obligation to which the Buyer is a party or by which it or its assets are bound; or (iii) result in a violation of any law, regulation, administrative order or judicial order applicable to the Buyer. The execution, delivery and performance of this Agreement and the transactions contemplated hereby by the Buyer do not require the consent, waiver, approval, authorization, exemption of or giving of notice to any governmental authority.

7.4 LITIGATION There is no litigation pending or, to the knowledge of the Buyer, threatened against the Buyer which seeks to enjoin or otherwise hinder or prevent the consummation of the transactions contemplated by this Agreement.

7.5  SEC FILINGS

     a) Buyer has filed or caused to be filed all registration statements, reports or statements, and any amendments thereto, required to be filed by it pursuant to Sections 13, 14 or 15(d) of the Securities Exchange Act of 1934 (and such filings were made within the time required thereunder), and has heretofore furnished to Seller copies of:

          i) Buyer's Annual Report on Form 10-K for its three most recent fiscal years;

          ii) Buyer's Annual Report to Stockholders for its three most recent fiscal years;

          iii) Buyer's definitive Proxy Statements for all meetings of stockholders since the beginning of its third preceding fiscal year; and

          iv) Buyer's Quarterly Report(s) on Form 10-Q for each quarter since the end of its most recent fiscal year.

     b) The documents furnished to Seller pursuant to paragraph (a) were prepared in accordance with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder in all material respects and do not contain any misstatement of a material fact or omit to state a material fact necessary in order to make the statements contained therein, in light of the circumstances, not misleading.

7.6 FINDER'S FEE. Buyer has not incurred or become liable for any broker's commission or finder's fee relating to or in connection with the transaction contemplated by this Agreement.
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7.7  ISSUANCE OF STOCK. When issued by the Buyer as required under the terms of this Agreement, all Stock, and the Warrant, will be duly authorized, validly issued, fully paid and non-assessable.

7.8 DISCLOSURE OF MATERIAL INFORMATION Neither this Agreement, nor any Schedule, exhibit, document or certificate delivered by or on behalf of Buyer or its Affiliates pursuant hereto contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements herein or therein not misleading in light of circumstances under which made.

ARTICLE 8. CERTAIN DELIVERABLES OF THE SELLER

     At the Closing, the Seller shall deliver:

8.1 REPRESENTATIONS; WARRANTIES; COVENANTS A certificate of an officer of the Seller that: (a) each of the representations and warranties of the Seller set forth in Article 6 hereof were true and accurate on the date when made and are true and accurate in all respects as though made on and as of the Closing, and (b) the Seller has performed in all respects all of those obligations, and has complied in all material respects with those covenants, required to be performed or observed at or prior to the Closing.

8.2 GOVERNMENTAL CONSENTS AND APPROVALS All governmental consents and approvals required of Seller in order to permit the parties to complete the transactions in compliance with all applicable Laws.

8.3 CONSENTS AND APPROVALS Any and all consents or approvals which may be required under the Assumed Contracts in order to consummate the transactions contemplated by this Agreement and to transfer the Purchased Assets to the Buyer, in form and substance reasonably satisfactory to the Buyer and its counsel.

8.4 TERMINATION OF INTER-COMPANY AGREEMENTS Evidence reasonably satisfactory that agreements between or among Seller and any of its Affiliates which may be reasonably viewed as distribution agreements, agency agreements, transfer pricing agreements and the like have been effectively and permanently terminated.

8.5  OMITTED.

8.6 CORPORATE APPROVAL Appropriate documents and certificates providing evidence reasonably satisfactory to the Buyer and its counsel that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been approved by the requisite vote of the boards of directors and of the stockholders of the Seller (except as provided in Section 6.4 above), the Subsidiaries and the Seller's Affiliates in accordance with applicable law and the Charter and Bylaws of each of, the Seller, the Subsidiaries and the Seller's Affiliates.

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8.7  OPINION OF SELLER'S COUNSEL AND OTHER DOCUMENTS At the Closing, the Buyer
     shall have received (i) from Posternak, Blankstein & Lund, L.L.P., counsel for Texcel US, an opinion dated as of the Closing, in form and substance reasonably satisfactory to the Buyer and its counsel, (ii) from Nils Setterwalls Advokatbyre AB, counsel for Texcel Sweden, an opinion dated as of the Closing, in form and substance reasonably satisfactory to the Buyer and its counsel, (ii) evidence satisfactory to the Buyer of the due authorization, execution, delivery and enforceability of this Agreement and all related agreements by the Seller, and (iii) such other certificates and documents as the Buyer shall have reasonably requested.

8.8 AUSTIN LEASE The Buyer shall have received, in form and substance satisfactory to the Buyer, an instrument of assignment of the Austin Lease to the Buyer.

8.9 SELLER'S FAILURE TO DELIVER The Sellers may not rely on any of their failure to deliver any item required in this Article 8 or its failure to use its best efforts to cause the Closing not to occur.

ARTICLE 9. DELIVERABLES OF THE BUYER

     At the Closing, the Buyer shall deliver:

9.1 REPRESENTATIONS; WARRANTIES; COVENANTS A certificate of an officer of the Buyer that (a) each of the representations and warranties of the Buyer contained in Article 7 hereof were true and accurate on the date when made and are true and accurate in all material respects as though made on and as of the Closing, and (b) the Buyer has performed in all material respects all of those obligations, and shall have complied in all respects with those covenants, required to be performed or observed at or prior to the Closing.

9.2 GOVERNMENTAL CONSENTS AND APPROVALS All governmental consents and approvals required of the Buyer in order to permit the parties to complete the transactions in compliance with all applicable Laws.

9.3 CORPORATE APPROVAL Appropriate documents and certificates providing evidence reasonably satisfactory to the Seller and its counsel that the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby shall have been approved by the requisite vote of the board of directors of the Buyer.

9.4 OPINION OF COMPANY'S COUNSEL AND OTHER DOCUMENTS At the Closing, Texcel Sweden shall have received (i) from Craig Newfield, General Counsel for the Buyer, an opinion dated as of the Closing, in form and substance reasonably satisfactory to Texcel Sweden and its counsel, (ii) evidence satisfactory to Texcel Sweden of the due authorization, execution and delivery of this Agreement and all related agreements by the Buyer, and (iii) such other certificates and documents as Texcel Sweden shall have reasonably requested.

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                                                          INTERLEAF CONFIDENTIAL



9.5 BUYER'S FAILURE TO DELIVER. The Buyer may not rely on its failure to deliver any item required in this Article 9 or on its failure to use its best efforts to cause the Closing not to occur.

ARTICLE 10. RIGHTS AND OBLIGATIONS SUBSEQUENT TO THE CLOSING

10.1 SURVIVAL OF WARRANTIES. All representations, warranties, agreements, covenants and obligations herein or in any schedule, certificate or financial statement delivered by any party hereto to the other parties incident to the transactions contemplated hereby are material, shall be deemed to have been relied upon by the other parties and shall survive the Closing in accordance with Article 10 hereof, regardless of any investigation and shall not merge in the performance of any obligation by any party hereto.

     a) Each party to this Agreement covenants and agrees to perform and discharge its respective obligations and liabilities, if any, under the Warrant, the Note, the Pledge Agreement and any other document, instrument or agreement executed and delivered by it in connection with this Agreement or the transactions contemplated herein (each, a "Collateral Agreement"). The failure of a party to perform or discharge its obligations or liabilities under a Collateral Agreement, or its commission of a breach or default under a Collateral Agreement, shall be a breach of and default under this Agreement.

10.2 NON-COMPETITION; SOLICITATION OF EMPLOYEES. For a period of two (2) years following the Closing Date, neither the Sellers nor any of their Affiliates shall, directly or indirectly, engage in any business which offers for sale, markets, develops, distributes, promotes or licenses software components for sale to OEM manufacturers, or stand-alone products or solutions for sale to any customer, which, in either case, offer the same or substantially similar functionality to customers as (i) any of the Products or (ii) any product of the Buyer which represents an upgrade or modification of or enhancement to, any of the Products and which has the same or substantially similar functionality as any of the Products. The foregoing restriction shall not apply to the activities of the New Company (see Article 4), or to Texcel Sweden in its capacity as an equity owner therein. Further, for a period of two (2) years following the Closing Date, neither the Sellers nor any of their Affiliates shall, directly or indirectly, solicit, induce or encourage any person employed by the Buyer in the operation of the business involving the Purchased Assets to terminate his or her employment with the Buyer, provided, however, that the restrictions set forth in this Section 10.2 shall not be construed to limit or restrict the Sellers or any of their Affiliates from (i) making general, untargeted public solicitations for employment in print, broadcast or electronic media, or (ii) transitioning to the Buyer full control and use of the Purchased Assets.

10.3 EMPLOYEES.

     a) Seller and its Affiliates shall cooperate and not interfere with Buyer's attempts to hire the employees listed on SCHEDULE 6.18. The Buyer shall have no obligation to hire any of such employees. Seller and its Affiliates shall refrain from offering to


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                                                          INTERLEAF CONFIDENTIAL

          any of those employees listed on SCHEDULE 6.18 hereto any opportunities for continued employment by the Seller or its Affiliates.

     b) The Seller shall be responsible for all wages, benefits, severance obligations, claims for overtime, sick leave accruals and other obligations for, and claims of, all of its current and former employees (including such employees who are hired by Buyer) up to the date such employee is no longer an employee of the Seller, and all claims related to the termination of their employment by Seller or its Affiliates, and all claims of discrimination, unfair treatment, and violations of labor laws.

     c)   Without limiting the foregoing, with respect to employees listed on
          SCHEDULE 6.18, Buyer shall be responsible for wages from and after March 15, 1999 at rates independently negotiated between Buyer and each such employee.

10.4 APPLICATION OF PROCEEDS. Each Seller shall pay over the Purchase Price (including the Loan, and any proceeds from disposition of any Stock or the Warrant) paid by the Buyer hereunder, and apply any proceeds from accounts receivable retained by such Seller, all towards the discharge of any secured claims, Taxes or Priority Claims which have not been discharged prior to the Closing. Each Seller shall apply the balance of such proceeds to the satisfaction of its other third party creditors in a fair and equitable manner (or as agreed by each creditor separately).

10.5 FURTHER COOPERATION. Each Seller agrees to cooperate with the Buyer and to provide the Buyer with such reasonable assistance as may be necessary to effectively transfer the Purchased Assets from such Seller to the Buyer. If, in order properly to prepare any documents required to be filed with any governmental entity or any financial statements, it is necessary that any party hereto be furnished with additional information relating to the Purchased Assets and such information is in the possession of any other party hereto, such party agrees to use its best efforts to furnish such information to such other party, without cost and expense to the party being furnished such information.

     a) The parties will reasonably cooperate with each other as necessary after the Closing to facilitate the collection of all material receivables. To the extent that either party collects an account receivable which is allocable to the other party hereunder, the collecting party shall hold such amounts in trust for the benefit of the other party and shall immediately pay such funds over to the other party. Buyer and the Sellers shall reconcile amounts collected under accounts receivable under this Section 1.1(b) every 30 days following the Closing Date until July 1, 1999.

     b) Within 30 days after the Closing, Buyer will provide the Sellers with a definitive list of those contracts of the Sellers that Buyer wishes to have assigned to Buyer and become part of the Assumed Contracts. Seller will also provide instruments of assignment and consent for the Sellers' signature. Sellers will promptly


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                                                          INTERLEAF CONFIDENTIAL


          execute such instruments, deliver them to Buyer and provide reasonable assistance to the Buyer in effecting a smooth transition of the contract to Buyer.

ARTICLE 11. INDEMNIFICATION.

11.1 DEFINITIONS. For purposes of this Article 11:

     "Losses" means all losses, damages, liabilities, payments and obligations, and all expenses related thereto. Losses shall include any reasonable legal fees and costs incurred by any of the Indemnified Persons subsequent to the Closing in defense of any liability, payment or obligation, whether or not any liability or payment, obligation or judgment is ultimately imposed against the Indemnified Persons and whether or not the Indemnified Persons are made or become parties to any such action, and, in the case of a Third Party Action or a governmental action against an Indemnified Person, shall also include any amounts for punitive, incidental or consequential damages for which the third party claimant or governmental entity receives an award against such Indemnified Persons but does not include the punitive, incidental or consequential damages of any Indemnified Person other than as may arise out of a Third Party Action or governmental action. Notwithstanding the foregoing, the amount of any Loss suffered or incurred by an Indemnified Person shall be reduced by the amount of any insurance proceeds received by such Indemnified Person in respect of such Loss.

     The "Buyer's Indemnified Persons" means the Buyer and any entity that directly or indirectly controls, or is controlled by, or is under common control with, the Buyer, and its directors, officers, employees, stockholders and agents.

     "Indemnified Person" means any person entitled to be indemnified under this
Article 11.

     "Indemnifying Person" means any person obligated to indemnify another entity under this Article 11.

     The "Seller's Indemnified Persons" means each Seller and any person that directly or indirectly controls, or is controlled by, or is under common control with, such Seller, and their respective directors, officers, employees, stockholders and agents.

     "Third Party Action" means any written assertion of a claim, or the commencement of any action, suit, or proceeding, by a third party as to which any person believes it may be an Indemnified Person hereunder.

11.2 INDEMNIFICATION BY EACH SELLER.

     a) Subject to the limitation in paragraphs (b) and (c) below, each Seller shall defend, indemnify and hold harmless the Buyer's Indemnified Persons from and against all Losses directly or indirectly incurred by or sought to be imposed upon such Seller:

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          i)   resulting from or arising out of any breach of any of the
               representations or warranties set forth in Article 6 hereof;

          ii) resulting from or arising out of any breach of any covenant or agreement made by such Seller in this Agreement or any Collateral Agreement;

          iii) resulting from or arising out of the claims of any broker, finder or other entity acting in a similar capacity on behalf of such Seller in connection with the transactions herein contemplated;

          iv) resulting from or arising out of (I) intentional misrepresentations, (II) fraud, (III) infringement claims (breach of Section 6.11), (IV) any liens, claims or attachments which attach to (or adversely affect the Buyer's ability to use and exploit) the Purchased Assets, including without limitation such as result from or arise out of the bankruptcy or insolvency of any of such Seller, or (V) non-compliance with the provisions of the Bulk Sales Act or any other applicable bulk sales legislation or analogous legislation for the benefit of creditors;

          v) resulting from or arising out of the assertion of any valid claim of a creditor of the Seller against the Buyer, any of Buyer's Affiliates or any of the Purchased Assets; or

          vi)  in respect of any Retained Liability.

     b) Except claims described in Sections (a)(iv) or (a)(v) above, Seller shall have no liability under paragraph (a) unless one or more of the Buyer's Indemnified Persons gives written notice to the Seller asserting a claim for Losses, including reasonably detailed facts and circumstances pertaining thereto, before the expiration of a period of 24 months following the Closing Date.

     c) Indemnification for claims under paragraph (a) above (other than under clauses (a)(iv), or a(v)) shall be payable by Seller only if the aggregate amount of all Losses hereunder by Buyer's Indemnified Persons shall exceed $10,000, at which point Seller shall be responsible for all Losses, including the first $10,000 of such Losses. The aggregate liability of Seller for indemnification under paragraph (a) above (other than under clauses (a)(iv) or a(v)) shall not exceed the aggregate Purchase Price paid by Buyer to Seller and any of Seller's Affiliates under this Agreement.

     d) For purposes of clarification, each Seller (including Texcel Sweden) shall be obligated to indemnify the Buyer and the Buyer's Indemnified Parties with respect to Losses resulting from or arising out of such Seller's own acts or omissions as described in (a) above. In addition, Texcel Sweden shall also be obligated to indemnify the Buyer and the Buyer's Indemnified Parties with


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                                                          INTERLEAF CONFIDENTIAL


          respect to Losses resulting from or arising out of such acts and omissions of each or both of the other Sellers.

11.3 INDEMNIFICATION BY THE BUYER.

     a) Subject to the limitation in paragraph (b) below, the Buyer shall defend, indemnify and hold harmless the Sellers' Indemnified Persons from any and all Losses directly or indirectly incurred by or sought to be imposed upon any of them:

          i) resulting from or arising out of any breach of any of the representations or warranties set forth in Article 7 hereof;

          ii) resulting from or arising out of any breach of any covenant or agreement made by the Buyer in this Agreement or any Collateral Agreement;

          iii) resulting from or arising out of the claims of any broker, finder or other entity acting in a similar capacity on behalf of the Buyer in connection with the transactions herein contemplated; or

          iv)  in respect of any Assumed Liability.

     b) The Buyer shall have no liability under paragraph (a) unless one or more of the Sellers' Indemnified Persons gives written notice to the Buyer asserting a claim for Losses, including reasonably detailed facts and circumstances pertaining thereto, before the expiration of a period of 24 months following the date of the Closing (or, with respect to Losses arising with respect to an Assumed Contract, 24 months from the termination of such Assumed Contract).

     c) Indemnification for claims under paragraph (a) above shall be payable by the Buyer only if the aggregate amount of all Losses hereunder by Sellers' Indemnified Persons shall exceed $10,000.00, at which point Buyer shall be responsible for all Losses, including the first $10,000.00 of such Losses. The aggregate liability of Buyer for indemnification under paragraph (a) above shall not exceed the aggregate Purchase Price paid by Buyer to Sellers under this Agreement.

11.4 DEFENSE OF THIRD PARTY ACTIONS.

     a) Promptly after receipt of notice of any Third Party Action, any person who believes he, she or it may be an Indemnified Person shall give notice to the potential Indemnifying Person of such action. The omission to give such notice to the Indemnifying Person will not relieve the Indemnifying Person of any liability hereunder unless it was prejudiced thereby, nor will it relieve it of any liability which it may have other than under this Article 11.

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                                                          INTERLEAF CONFIDENTIAL



     b) Upon receipt of a notice of a Third Party Action, the Indemnifying Person shall have the right, at its option and at its own expense, to participate in and be present at the defense of such Third Party Action, but not to control the defense, negotiation or settlement thereof, which control shall remain with the Indemnified Person, unless the Indemnifying Person makes the election provided in paragraph (c) below.

     c) By written notice within forty five (45) days after receipt of a notice of a Third Party Action, an Indemnifying Person may elect to assume control of the defense, negotiation and settlement thereof, with counsel reasonably satisfactory to the Indemnified Person; provided, however, that the Indemnifying Person agrees (i) to promptly indemnify the Indemnified Person for its expenses to date, and (ii) to hold the Indemnified Person harmless from and against any and all Losses caused by or arising out of any settlement of the Third Party Action approved by the Indemnifying Person or any judgment in connection with that Third Party Action. The Indemnifying Person shall not in the defense of the Third Party Action enter into any settlement which does not include as a term thereof the giving by the third party claimant of an unconditional release of the Indemnified Person, or consent to entry of any judgment except with the consent of the Indemnified Person. No Indemnified Person shall have the right to settle any Third Party Action without the prior written approval of the Indemnifying Person.

     d) Upon assumption of control of the defense of a Third Party Action under paragraph (c) above, the Indemnifying Person will not be liable to the Indemnified Person hereunder for any legal or other expenses subsequently incurred in connection with the defense of the Third Party Action.

     e) If the Indemnifying Person does not elect to control the defense of a Third Party Action under paragraph (c), the Indemnifying Person shall promptly reimburse the Indemnified Person for expenses incurred by the Indemnified Person in connec tion with defense of such Third Party Action, as and when the same shall be incurred by the Indemnified Person.

     f) Any person who has not assumed control of the defense of any Third Party Action shall have the duty to cooperate with the party which assumed such defense.

11.5 MISCELLANEOUS. If any Loss is recoverable under more than one provision hereof, the Indemnified Person shall be entitled to assert a claim for such Loss until the expiration of the longest period of time within which to assert a claim for Loss under any of the provisions which are applicable.

11.6 PAYMENT OF INDEMNIFICATION. Claims for indemnification under this
     Article 11 shall be paid or otherwise satisfied by an Indemnifying Person within thirty (30) days after notice thereof is given by the Indemnified Person.

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11.7 SETOFF. Buyer has the right to offset and credit any and/or all payments and performance to be made by it under this Agreement to or for the benefit of the Seller by reason of any claim by Buyer against Seller or against any other Seller for indemnification pursuant to Article 11 if the amount of the Loss underlying such claim has become fixed and determinable; provided that Buyer shall not be required to recover such claims in such manner and may proceed against the Indemnifying Party at any time or times for recovery of indemnification claims.

11.8 PLEDGE. As security for the full and timely payment and performance by Seller and its Affiliates of Seller's obligations under this Article 11, Texcel Sweden will pledge the Warrant and 125,000 shares of Stock to the Buyer, pursuant to the Stock Pledge Agreement attached as Exhibit C.

     a)   The Stock, Warrant and proceeds which are pledged under this Section
          11.8 shall be released to Texcel Sweden upon the expiration of 12 months from the Closing, subject to the receipt by Buyer of evidence reasonably satisfactory to Buyer of the existence of the Release Conditions.

     b) The Warrant shall be released within three business days from the day on which the holder gives notice of exercise thereof; subject to the receipt by Buyer of evidence reasonably satisfactory to Buyer of the existence of the Release Conditions.

     c) "Release Conditions" means (i) the distribution of the Purchase Price paid to Texcel Sweden and certain other proceeds in the manner required under Section 10.4 above as it applies to Texcel Sweden, (ii) the absence of insolvency proceedings as a result of or in connection with which a claim or lien has arisen or been asserted which adversely affects any of the Purchased Assets, and (iii) the absence of any liens, claims or encumbrances of any kind or nature which have attached to or been asserted against the Purchased Assets resulting from or arising out of any act or omission of any of the Sellers, (iv) the absence of any claims by Buyer's Indemnified Persons under this
          Article 11, (v) the Fair Value of the Stock remaining subject to the pledge equals or exceeds the amounts outstanding under the Note (see
          Section 2.3(c)(ii) above), and (vi) Sellers' compliance with all other provisions of this Agreement, the Warrant, the Pledge Agreement and the Note, which has not been cured following notice from Buyer.

ARTICLE 12. GENERAL PROVISIONS

12.1 FEES AND EXPENSES. Except as otherwise expressly set forth above, each of the parties will bear its own expenses (including any commission, broker's or finder's fees) in connection with the negotiation and the consummation of the transactions contemplated by this Agreement, and no expenses of the Sellers relating in any way to the purchase and sale of the Purchased Assets hereunder shall be charged to or included on any of the Purchased Assets as of the Closing. Except for sales taxes which may be payable in connection with the transfer of the Purchased Assets and which will be paid by the Buyer

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                                                          INTERLEAF CONFIDENTIAL


     when due and payable, the Sellers shall pay all transfer or other taxes, if any, which may be payable in connection with the transfer of the Purchased Assets pursuant to this Agreement. The Buyer will bear the expense of its auditors, if any, engaged in the review or audit of the Sellers' financial statements.

12.2 NOTICES. Any and all notices and other communications required or permitted to be given under this Agreement on behalf of any or all of the Sellers shall be given by Texcel Sweden. Any and all notices or other communications required or permitted to be given in connection with this Agreement shall be in writing (or in the form of a facsimile transmission) addressed as provided below shall be (i) delivered by hand, (ii) transmitted by facsimile with receipt confirmed, (iii) delivered by overnight courier service with confirmed receipt or (iv) mailed by first class U.S. mail, postage prepaid and registered or certified, return receipt requested:


     If to any Seller or all               If to the Buyer, to:
     of the Sellers, to:

     Texcel International AB               Interleaf, Inc.
     c/o Upright Engineering AB            62 Fourth Avenue
     Gavlegatan 16                         Waltham, MA 02451
     Stockholm, 113 30 Sweden              USA
     Attention: Mr. Magnus Hedencrona      Attention:  General Counsel
     Facsimile Number:  46 8 33 1671       Facsimile Number: (781) 768-1145

     with a copy to:                       with a copy to:

     Donald H. Siegel, P.C.                David H. Murphree, Esq.
     Posternak, Blankstein & Lund, L.L.P.  Brown, Rudnick, Freed & Gesmer, P.C.
     100 Charles River Plaza               One Financial Center
     Boston, MA 02114                      Boston, Massachusetts  02111
     Facsimile Number:  (617) 367-2315     Facsimile Number:  (617) 856-8201

     and in any case at such other address as the addressee shall have specified by written notice. Any notice or other communication given in accordance with this Section 13.2 shall be deemed delivered and effective upon receipt, except those notices and other communications sent by mail, which shall be deemed delivered and effective five (5) business days following deposit with the United States Postal Service. All periods of notice shall be measured from the date of delivery thereof.

12.3 OMITTED.

12.4 PUBLICITY AND DISCLOSURES. Except as required by law, the parties shall each keep the terms and conditions of this Agreement confidential, and permit disclosure thereof only as required by law, or to such of its respective employees, agents, accountants and attorneys to whom such disclosure is required in order for such party to implement the

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     terms hereof or comply with reporting or audit requirements, provided that such persons are bound by written confidentiality agreements.

12.5 ENTIRE AGREEMENT. This Agreement (including all exhibits or schedules appended to this Agreement, all of which are hereby incorporated herein by reference) constitutes the entire agreement between the parties, and all promises, representations, understandings, warranties and agreements with reference to the subject matter hereof and inducements to the making of this Agreement relied upon by any party hereto, have been expressed herein or in the documents incorporated herein by reference. Each of the following are hereby terminated: (i) that certain letter agreement between the Buyer and Texcel Sweden dated March 15, 1999, except that Sections 1(a) and 8(b) thereof shall survive, and (ii) that certain letter agreement between the Buyer and Texcel US dated March 15, 1999, except that Section 1(a) thereof shall survive.

12.6 SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereof. In the event that Texcel Sweden's shareholders have not voted to approve this Agreement and the transactions contemplated herein on or before April 20, 1999, then (without limiting its rights and remedies at law or in equity) at Buyer's sole option by notice in writing to Texcel
     Sweden: (A) such portion(s) of this Agreement (or any Collateral Agreement or any other document, instrument or agreement executed by any of the Sellers in connection herewith) which have been duly authorized on behalf of Texcel Sweden or by the applicable Seller shall remain in full force and effect in accordance with its terms and may be enforced by Buyer, including the Distribution Agreement between Texcel Sweden and Buyer of even date herewith, or (B) all provisions hereof or of a Collateral Agreement or any other document, instrument or agreement executed by, or requiring performance by, Texcel Sweden shall be declared void and of no further force or effect, in which event (i) any or all consideration payable by Buyer hereunder to Texcel Sweden shall be immediately refunded to Buyer;
     (ii) the Note shall be accelerated and due; (iii) the Warrant shall be cancelled; (iv) the Buyer may foreclose on all property pledged under the Pledge Agreement; and (v) the Buyer may continue to employ any personnel who had previously been employed by any Seller.

12.7 ASSIGNABILITY. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

12.8 AMENDMENT. This Agreement may be amended only by a written agreement executed by the Buyer and the Seller.

12.9 COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed in original but all of which together shall constitute one and the same instrument.

12.10 EFFECT OF TABLE OF CONTENTS AND HEADING. The table of contents and the titles of article and section headings herein contained has been provided for convenience of reference only and shall not affect the meaning of construction of any of the provisions hereof.

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                                                          INTERLEAF CONFIDENTIAL



12.11 PRONOUNS. The use of a particular pronoun herein shall not be restrictive as to gender or number but shall be interpreted in all cases as the context may require.

12.12 TIME PERIODS. Any action required hereunder to be taken within a certain number of days shall be taken within that number of calendar days; provided, however, that if the last day for taking action falls on a weekend or a holiday, the period during which such action may be taken shall be automatically extended to the next business day.

12.13 NO STRICT CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against either party.

12.14 GOVERNING LAW. This Agreement and the Collateral Agreements shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, United States of America (other than the choice of law principles thereof).

12.15 CONSENT TO EXCLUSIVE JURISDICTION. Any disputes hereunder shall be resolved by binding arbitration in Boston, Massachusetts under the rules of the American Arbitration Association. Subject to the preceding sentence, the parties hereto agree that all actions or proceedings arising in connection with this Agreement, the agreements referred to herein and the transactions contemplated hereby shall be tried and litigated solely in the state or federal courts located in Suffolk or Middlesex County, Massachusetts. THE PARTIES HERETO WAIVE ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NONCONVENIENS, TO ASSERT THAT IT IS NOT SUBJECT TO THE JURISDICTION OF THE AFORESAID COURTS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12.15.

12.16 ACTIONS BY THE SELLERS. Each of the Sellers hereby represents, warrants and covenants that Texcel Sweden is authorized to accept all notices given to them by the Buyer, and that any notice, communication, determination, decision or other action taken by Texcel Sweden under this Agreement shall be binding as to all Sellers. Buyer shall be entitled to rely on any notice, communication, determination, decision or other action taken by Texcel Sweden as binding on all Sellers.

12.17 BUYER AND BUYER'S AFFILIATES. Buyer may at its option make payment of the Cash Amounts, or fund the Loan, through any of its designated Affiliates, in which case such obligation(s) of the Buyer shall be satisfied. Buyer may at its option take title to a portion of the Purchased Assets, through any of its designated Affiliates other than as indicated on SCHEDULE 1.1.

ARTICLE 13. DEFINITIONS.

"Affiliate" means a company which controls, is controlled by, or is under common control with a party to this Agreement, where "control" is defined as the direct or indirect ownership of more

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                                                          INTERLEAF CONFIDENTIAL



than 50% of such company's capital stock, or the right to elect a majority of such company's directors. Each of the Sellers is an Affiliate of each other Seller.

"Assumed Contract" means a contract between a Seller and a third party which is specifically identified by the Buyer, and as to which the Buyer after the Closing executes a written undertaking to assume such contract (and which, if required under the terms of the contract, as been consented to in writing by such third party).

"Average Daily Volume" means the average of the daily trading volume of the Stock on the Nasdaq National Market for the 20 trading days preceding the day in question, divided by two to adjust for Nasdaq reporting of both sides of a trade.

"Base Balance Sheet" has the meaning specified in Section 6.7.

"Base Balance Sheet Date" means December 31, 1998.

"Closing" means the closing of the purchase and sale provided for in this Agreement.

"Code" means the Internal Revenue Code of 1986, as amended.

"Court Order" means any court order, judgment, administrative or judicial order, writ, decree, stipulation, arbitration award or injunction.

"Earnout Period" means the 12 month period commencing six weeks after the Closing.

"Encumbrance" means any lien, option (including right of first refusal or first offer), encumbrance, restriction, mortgage, pledge, security interest, claim or charge of any kind or character.

"Fair Value" means the volume-weighted average of the closing sale price of the Stock on the Nasdaq National Market for the 20 trading days prior to the date of valuation.

"Government Authority" means any governmental authority, whether foreign, federal, state, local or other political subdivision or agency of any of the foregoing.

"Government Authorizations" means any license, permit, order, concession, grant, authorization, consent or approval.

"Gross Revenue" means revenue recognized by Buyer in accordance with U.S. GAAP during the Earnout Period from (i) Product sales, (ii) consulting and training services provided with respect to implementation of the Product, and (iii) Product maintenance and support. Notwithstanding anything to the contrary in the definition of Earnout Period, Gross Revenue will also include amounts collected by Buyer from and after March 15, 1999 through the end of the Earnout Period as otherwise defined herein, in respect of CSC account receivable described in
Section 1.1(d) above.

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                                                          INTERLEAF CONFIDENTIAL


"Intellectual Property" means (i) all patents, patent applications, trade marks (whether registered or unregistered) or service marks, trade mark or service mark applications, trade names and copyrights (collectively, "Statutory Intellectual Property"), (ii) all Trade Secrets, and (iii) all industrial or intellectual property rights of every kind and description related to the Products.

"Laws" means all applicable statutes, laws, ordinances, rules and regulations.

"Priority Claims" means (a) all claims entitled to priority under Section 507 of the Bankruptcy Code (11 U.S.C. sections 101 ET SEQ.), or the insolvency laws of any other applicable jurisdiction; (b) all claims for wages, salaries, benefits or compensation payable to or for the benefit of employees (including payroll and payroll-related taxes) under the laws of any applicable jurisdiction, including claims for severance or otherwise payable in connection with termination of employment; and (c) all claims which under the laws of any applicable jurisdiction are secured by liens or priority rights in or to the assets of any person obligated with respect thereto, or which impose personal liability not only on the principal obligor, but other parties deemed, by operation of law, to be responsible, including the officers, directors or owner of the principal obligor.

"Product" means the software programs which perform the functions more particularly described on SCHEDULE 1.1, and includes all prior and future versions thereof, all work in progress, all derivatives, portions, adaptations, extracts, copies, documentation, manuals, programmers' note, architecture, data models, logic models, and all Intellectual Property embodied, contained reduced to practice, expressed, displayed, used or exploited therein or through the use thereof.

"SEC" means the Securities and Exchange Commission.

"Securities Act" means the Securities Act of 1933, as amended.

"Stock" means the Buyer's Common Stock, $ .01 par value.

"Taxes" means all applicable taxes, including without limitation, income, profit, franchise, sales, use, real property, personal property, ad valorem, excise, employment, social security and wage withholding taxes, severance, stamp, occupation, and windfall taxes, of every kind, character or description imposed by any governmental or quasi-governmental authority (domestic or foreign), and any interest or fines, and any and all penalties or additions relating to such taxes, charges, fees, levies or assessments.

"Tax Returns" means all Federal, state, local, and foreign, government income, excise, gross receipts and franchise tax returns, real estate and personal property tax returns, sales and use tax returns, employee tax and contribution returns and all other tax returns, reports and declarations, including valid extensions therefor, or estimated taxes required to be filed by it, with respect to all Taxes.


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                                                          INTERLEAF CONFIDENTIAL


IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in multiple counterparts as of the date set forth above by their duly authorized representatives.



                                     TEXCEL INTERNATIONAL AB


                                     By:
                                        ----------------------------------------
                                        Name:
                                        Title:

                                     TEXCEL RESEARCH, INC.


                                     By:
                                        ----------------------------------------
                                        Name:
                                        Title:


                                     INTERLEAF CONFIDENTIAL



                                     TEXCEL (UK) LIMITED


                                     By:
                                        ----------------------------------------
                                        Name:
                                        Title:

                                     INTERLEAF, INC.


                                     By:
                                        ----------------------------------------
                                        Name: Jaime W. Ellertson
                                        Title:  President



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                                                          INTERLEAF CONFIDENTIAL



                            GUARANTY OF TEXCEL SWEDEN

By executing where provided below, Texcel International AB hereby (i) acknowledges the terms and conditions of this Agreement, consents to the transactions contemplated hereby and agrees to take such actions and to execute such documents, agreements and instruments as may be reasonably requested by the Buyer in order to consummate such transactions which are required to be performed by it or by any of its Affiliates, (ii) confirms and warrants the accuracy and completeness of each of the Seller's representations and warranties contain in this Agreement, and (iii) guaranties the full and timely payment and performance of the Sellers' obligations under Section 11 of this Agreement.




TEXCEL INTERNATIONAL AB

By:
   ----------------------------------
   Name:
   Title:






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                                                          INTERLEAF CONFIDENTIAL


                            ASSET PURCHASE AGREEMENT

                         LIST OF EXHIBITS AND SCHEDULES


EXHIBITS
--------

Exhibit A                    Form of Warrant

Exhibit B                    Form of Secured Term Note

Exhibit C                    Form of Stock Pledge Agreement

SCHEDULES
---------

Schedule 1.1                 Purchased Assets

Schedule 1.2                 Assumed Contracts

Schedule 2.6                 Allocation of Purchase Price

Schedule 6.7                 Financial Statements

Schedule 6.8                 Tax Matters

Schedule 6.10                Undisclosed Liabilities

Schedule 6.12                Title to Purchased Assets

Schedule 6.13                Intellectual Property Rights

Schedule 6.14                Material Contracts

Schedule 6.15                Litigation

Schedule 6.18                Employee Matters